                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                          Paradigm Medical Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         PARADIGM MEDICAL INDUSTRIES, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD JULY 26, 1999

                                 ------------------

To our Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Paradigm Medical Industries, Inc. (the "Company") to be held on Monday, July 26, 1999, beginning at 10:00 a.m.
local time (MDT) in the Double Tree Hotel, 255 South West Temple, Salt Lake City, Utah. At the Annual Meeting, shareholders will act on the following matters:

         1. To elect seven directors to serve until the next annual meeting of the shareholders and until their respective successors are elected and qualified.

         2. To approve the granting of a stock option to purchase 75,000 shares of Common Stock as an initial exercise price of $4.00 per share to each of the two outside directors of the Company.

         3. To ratify the appointment of Tanner & Company as the Company's independent accountants for the fiscal year ending December 31, 1999.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Also included is a single-page Proxy/Voting Instruction Form and a postage prepaid return envelope. Only shareholders of record at the close of business on June 9, 1999 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

         It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy/Voting Instruction Form in the postage prepaid envelope as promptly as possible.

                                         By order of the Board of Directors

                                         /s/ Thomas F. Motter
                                         Thomas F. Motter
                                         Chairman of the Board
                                         President and Chief Executive Officer
                                         PARADIGM MEDICAL INDUSTRIES, INC.

June 11, 1999
Salt Lake City, Utah

                        PARADIGM MEDICAL INDUSTRIES, INC.
                          1127 West 2320 South, Suite A
                           Salt Lake City, Utah 84119

                                    ----------

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of the Board of Directors of Paradigm Medical Industries, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, July 26, 1999, beginning at 10:00 a.m., local time (MDT), or at any adjournment(s) thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the DoubleTree Hotel, 255 South West Temple, Salt Lake City, Utah. This Proxy Statement and accompanying materials are being mailed on or about June 17, 1999. The Company will bear the cost of this solicitation.

RECORD DATE

         Shareholders of record of the Company's Common Stock at the close of business on June 9, 1999 are entitled to notice of and to vote at the meeting. At the record date, 6,095,453 shares of the Company's Common Stock, $.001 par value, 8,077 shares of the Series A Preferred Stock, 31,236 shares of Series B Preferred Stock, 500 shares of Series C Convertible Preferred Stock, and 985,000 shares of Series D Convertible Preferred Stock were issued and outstanding. Shareholders of Series A Series B, Series C and Series D Preferred Stock are not entitled to vote at the Annual Meeting. Shareholders holding at least one-third of the outstanding shares of Common Stock represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

REVOCABILITY OF PROXIES

         Shareholders may revoke any appointment of proxy given pursuant to this solicitation by delivering the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises its authority under the appointment.

VOTING AND SOLICITATION

         Each shareholder will be entitled to one vote for each share of Common Stock held at the record date. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Because the shares of Series A, Series B, Series C and Series D Preferred Stock are non-voting securities, the holders thereof will not be entitled to vote at the Annual Meeting. To approve the granting of the stock options to the two outside directors of the Company, holders of a majority of the shares entitled to vote at the Annual Meeting must vote in favor of the stock options. The principal executive offices of the Company are located at 1127 West 2320 South, Suite A, Salt Lake City, Utah. In addition to the use of the mails, proxies may be solicited personally, by telephone, or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares in the Company in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners.




                                  ELECTION OF DIRECTORS

                                        PROPOSAL 1

NOMINEES

         The Company's Bylaws do not limit the number of persons serving on the Company's Board of Directors, and it is contemplated that a board of seven directors will be elected at the Annual Meeting. The Board of Directors recommends that the shareholders vote "FOR" the election of the seven director nominees listed below. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's seven nominees named below, six of whom are presently directors of the Company.

         In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the board.

         The name and certain information regarding each nominee as set forth below. See also "Certain Relationships and Related Transactions."

                                                 Director of
         Name                        Age         Office Since               Position with the Company
         ----                        ---         ------------               --------------------------
      Thomas F. Motter               51          April 1993                 Chairman of the Board, President and
                                                                              Chief Executive Officer
      Michael W. Stelzer             51          April 1993                 Vice President of Operations, Chief
                                                                              Operating Officer, Chief Financial
                                                                               Officer, Treasurer, Secretary and Director
      Robert W. Millar               42          April 1993                 Vice President of Engineering and
                                                                               Manufacturing and Director
      John W. Hemmer                 72          August 1995                Director
      Patrick M. Kolenik             47          November 1997              Director
      Robert L. Frome                58          September 1998             Director
      Steven J. Bayern               51          N/A                        N/A

      The following biographical information is furnished with respect to each of the seven nominees:

      THOMAS F. MOTTER has served as Chairman of the Board since April 1993. Since December 12, 1997 and from May 1994 to August 1997, he has served as President and Chief Executive Officer of the Company. From June 1989 to April 1993, Mr. Motter served as Chief Executive Officer of Paradigm Medical, Inc., which merged with the

Company in May 1994. From September 1990 to April 1992, he was employed by HGM Medical Laser Systems as general manager of their International Division. From October 1978 to June 1989, Mr. Motter was employed by SmithKline Beecham's Humphrey Instruments Division, which developed and manufactured advanced ophthalmic diagnostic instruments, serving last as National Sales Manager overseeing all domestic sales in its ophthalmic computer division. Mr. Motter received a B.A. degree in English from Stephen's College in 1970 and a M.B.A. degree from Pepperdine University in 1975.

      MICHAEL W. STELZER has served as Vice President of Operations and Chief Operating Officer of the Company since December 12, 1997, as its Secretary since July 30, 1998, and as its Chief Financial Officer and Treasurer since June 1, 1999. From August 8, 1997 to December 1997, he served as President and Chief Executive Officer of the Company. Mr. Stelzer joined the Company's Board of Directors in April 1993. From June 1989 to April 1993, he served as General Counsel and a director of Paradigm Medical, Inc. which merged with the Company in May 1994. From January 1995 to August 1997, Mr. Stelzer served as the Executive Vice President and Chief Financial Officer of Rhino Marketing, Inc., a sports related holding company, and was President of one of its subsidiaries. Prior to joining Rhino, from 1993 to 1995, Mr. Stelzer was President and General Counsel for MarDec, Inc., a golf accessory marketing company. Mr. Stelzer is a licensed attorney with the state of California and has practiced law in California since 1980. From March 1972 to January 1980 he was Controller of Ponderosa Telephone Company. Mr. Stelzer received a degree in business administration from the University of California, Davis in 1970 and a Juris Doctorate from Humphrey's College of Law in 1979.

      ROBERT W. MILLAR has served as Vice President of Engineering and Manufacturing since December 12, 1997 and as a director of the Company since April 1993. From April 1995 to December 12, 1997, Mr. Millar served as Executive Vice President of the Company. From January 1991 to April 1993, he was employed as President of Paradigm Medical, Inc., which merged with the Company in May 1994. From January 1990 to January 1991, Mr. Millar was employed by HGM Medical Laser Systems as Director of Marketing and Product Management for all ophthalmic and surgical markets. From October 1988 to December 1989, Mr. Millar was employed as Group Products Manager for the Consumer Products Division of Esselte Pendaflex Corporation, a manufacturer and distributor of office supply products. From July 1986 to February 1988, Mr. Millar was employed by TechnaVision Inc., a company engaged in the manufacture of ophthalmic diagnostic and other eyecare equipment. From February 1980 to July 1986, he was employed by Pogue McJunkin & Associates, a professional industrial design firm. Mr. Millar received a B.S. degree in industrial design from the College of Design in Detroit, Michigan in 1979.

      JOHN W. HEMMER served as Vice President of Finance, Treasurer, Chief Financial Officer of the Company from November 1995 until his retirement from the Company on June 1, 1999, and as a director of the Company since November 1995. Since October 1989, Mr. Hemmer has served as a director and consultant for Sea Pride Industries, Inc. and its subsidiaries in Gulf Breeze, Florida, which developed the first offshore marine production system licensed and permitted for use in the Gulf of Mexico. From March 1992 to July 1994, Mr. Hemmer was employed as the Secretary and Vice President of Finance of Advance Electronics, Inc., which is engaged in the retail distribution of health and beauty products. From November 1991 to December 1994, Mr. Hemmer was Secretary and Treasurer of Agro Industrial Development, Ltd., which established a Free Trade Zone in Belize for the production and export of seafood. He was the President and Chief Executive Officer of John W. Hemmer, Inc., a registered broker/dealer firm from May 1987 to May 1989, which subsequently changed its name to Westfalia Investments Inc., but retained his registered representative status until March 1995. Prior thereto, he was Vice President of Bankers Trust Company in charge of venture capital and a member of the research and investment management committees. Mr. Hemmer was Vice President of Corporate Finance at Dempsey, Tegler & Company, Inc., a Senior Analyst at Lazard Freres & Company and an Investment Officer of Chase Manhattan Bank. Mr. Hemmer received a B. A. degree in Economics from Queens College in 1951 and an M.S. degree in Banking and Finance from Columbia University Graduate School of Business in 1952.

      PATRICK M. KOLENIK has been a director of the Company since November 1997. Mr. Kolenik has been Special Assistant to the President of International Heritage, Inc. since 1996 and President of Cyn Del & Co., Inc. ("Cyn Del"), a management consulting firm, since 1992. He was a co-founder and a director of Win Capital Corp. ("Win Capital"), an investment banking firm, but resigned as a director in 1996. As of July 1, 1999, Mr. Kolenik resumed an affiliation with Win Capital. From 1969 to 1989, Mr. Kolenik held various positions at Sherwood Securities Corp., a securities firm, including President and Chief Executive Officer, Executive Vice President of Trading, Executive Vice President of Corporate Syndication and Vice President of Corporate Finance. He also served as a director of Sherwood Securities Corp. Mr. Kolenik attended Baruch College where he majored in finance.

      ROBERT L. FROME, ESQ. has been a director of the Company since September 3, 1998. Mr. Frome has been a Senior Partner at the Olshan Grundman Frome Rosenzweig & Wolosky LLP law firm in New York for over 20 years. He serves as a director of HealthCare Services Group, Inc., the nation's largest provider of housekeeping, linen and laundry services to long term care facilities, and of NUCO, the nation's largest provider of bulk carbon dioxide to restaurant, fast food outlets and convenience stores. Mr. Frome is a trustee of Daytop Village Foundation and The Hospital for Joint Diseases of NYU Medical Center. He received an LL.B. degree from the Harvard Law School in 1961 and LL.M. and B.S. degrees from New York University in 1962 and 1958, respectively.

      STEVEN J. BAYERN has been Chairman of Win Capital, an investment banking firm, since 1994 and Vice President and a co-founder of Cyn-Del, a management consulting firm, since 1992. From 1991 to 1992, Mr. Bayern was Vice President and General Securities Principal of Aegis Capital Corp., a securities brokerage firm. From 1984 to 1990, he was Chairman and President of S.J. Bayern & Co., an investment banking firm. Mr. Bayern received a B.B.A. degree in 1971 from Barnard Baruch College where he majored in finance, and an M.B.A. degree in 1973 also from Barnard Baruch College.

BOARD MEETINGS AND COMMITTEES BOARD MEETINGS AND COMMITTEES

      The Board of Directors held a total of five meetings during the fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors consists of directors Michael W. Stelzer, Patrick M. Kolenik and Robert L. Frome. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting practices and procedures and its system of internal accounting controls. The Compensation Committee of the Board of Directors consists of directors Robert M. Millar, Michael W. Stelzer and Patrick M. Kolenik. The Compensation Committee is primarily responsible for reviewing compensation of executive officers and overseeing the granting of stock options. No director attended fewer than 75% of all meetings of the Board of Directors during the 1998 fiscal year.

      Pursuant to the Nasdaq corporate governance requirements recently made applicable to Nasdaq SmallCap Market companies, the Company must have (i) a minimum of two independent directors; (ii) an audit committee with a majority of independent directors; and (iii) an annual stockholders meeting. The Company has and can presently satisfy each of these requirements. Messrs. Kolenik and Frome qualify as independent directors.

EXECUTIVE COMPENSATION

         The following table sets forth, for each of the last three fiscal years and for the three month period ended December 31, 1996, the compensation received by Thomas F. Motter, the Company's President and Chief Executive Officer, and all other executive officers (collectively, the "Named Executive Officers") at December 31, 1998 whose salary and bonus for all services in all capacities exceed $100,000 for the fiscal year ended December 31, 1998.

                                                                                    Long-Term Compensation

                                       Annual Compensation                    Awards                          Payouts
                                                            Other                     Securities
                                                           Annual       Restricted    Underlying     Long-term      All Other
     Name and                                           Compensation      Stock        Options/      Incentive    Compensation
Principal Position   Period    Salary($)    Bonus($)       ($)(6)       Awards($)      Sars(#)       Payout($)       (#)(5)
Thomas F. Motter,    1998(1)   $122,497         0              0           0          37,450(7)         0            6,000
Chairman of the      1997(2)    129,584         0          5,250           0               0            0                0
Board, President     1996(3)     33,750         0              0           0               0            0                0
and Chief            1996(4)    111,042     1,000          3,600           0               0            0            6,000
Executive Officer

Robert W. Millar,    1998(1)    121,019         0              0           0          37,450(7)         0            6,000
Vice President of    1997(2)    114,675         0          5,250           0               0            0                0
Engineering and      1996(3)     31,250         0              0           0               0            0                0
Manufacturing        1996(4)     99,792     1,000          3,600           0               0            0            6,000

John W. Hemmer,      1998(1)    117,884         0              0           0          37,450(7)         0            6,000
Treasurer, Chief     1997(2)    112,670         0          5,250           0               0            0                0
Financial Officer    1996(3)     30,000         0              0           0               0            0                0
and Director         1996(4)     80,000         0          3,600(6)        0          20,000(6)         0            4,000


(1)  For the fiscal year ended December 31, 1998.
(2)  For the fiscal year ended December 31, 1997.
(3)  For the three month period ended December 31, 1996.
(4)  For the fiscal year ended September 30, 1996.
(5) The amounts indicated under "Other Annual Compensation" for 1996 and 1998 consist of payments related to the operation of automobiles by the named executive.
(6) On February 16, 1996, the Company granted Mr. Motter and Mr. Millar options to purchase 106,000 and 84,000 shares of its Common Stock at an exercise price of $5.00 per share. These options expire on February 15, 2001. On January 31, 1996, the Company granted Mr. Hemmer options to purchase 20,000 shares of its Common Stock at an exercise price of $5.00 per share. These options expire January 30, 2001.
(7) On September 14, 1998, the Company granted to each of Messrs. Motter, Millar and Hemmer options to purchase 37,450 shares of the Company's Common Stock at an exercise price of $5.00 per share, of which 24,000 vested on September 14, 1998 and 13,450 vested on January 1, 1999.

         The following table sets forth information concerning the exercise of options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended December 31, 1998, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on December 31, 1998.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                               Number Of Securities Underlying        Value Of Unexercised
                                                  Unexercised Options/SARS        In-The-Money Options/SARS At
                                                   At December 31, 1998(#)            December 31, 1998($)



                         Shares
                        Acquired
                       On Exercise     Value
        Name               (#)      Realized ($)    Exercisable     Unexercisable    Exercisable      Unexercisable
Thomas F. Motter           -0-           -0-        130,000              13,450            -0-              -0-
Robert W. Millar           -0-           -0-        108,000              13,450            -0-              -0-
Michael W. Stelzer         -0-           -0-         44,000              13,450            -0-              -0-
John W. Hemmer             -0-           -0-         44,000              13,450            -0-              -0-


DIRECTOR COMPENSATION

         The outside directors were each granted stock options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $4.00 per share. Outside directors are also reimbursed for their expenses in attending board and committee meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

EMPLOYEE 401(k) PLAN

         In October 1996, the Company's Board of Directors adopted a 401(k) Retirement Savings Plan. Under the terms of the 401(k) plan, effective as of November 1, 1996, the Company may make discretionary employer matching contributions to its employees who choose to participate in the plan. The plan allows the board to determine the amount of the contribution at the beginning of each year. The board adopted a contribution formula specifying that such discretionary employer matching contributions would equal 100% of the participating employee's contribution to the plan up to a maximum discretionary employee contribution of 3% of a participating employee's compensation, as defined by the plan. All persons who have completed at least six months' service with the Company and satisfy other plan requirements are eligible to participate in the 401(k) plan.

1995 STOCK OPTION PLAN

         The Company adopted a 1995 Stock Option Plan (the "Plan") for officers, employees, and consultants of the Company on November 7, 1995. The Plan authorized the granting of stock options ("Plan Options") to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. On February 16, 1996, options for all 300,000 shares were granted. On June 9, 1997, the Company's shareholders approved an amendment to the Plan to increase the number of shares of Common Stock reserved from issuance thereunder by an aggregate of 300,000 shares. That same day, 20,000 options were granted to the Company's then Chief Financial Officer (John W. Hemmer) and five outside directors, one of whom (Michael W. Stelzer) is now the Vice President of Operations, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of the Company. There are presently options to purchase 750,000 shares of Common Stock.

         The Plan is administered by the Compensation Committee. In general, the Compensation Committee will select the person to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Compensation Committee. Plan Options granted may be either incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code, or non-ISOs. ISOs may only be granted to persons who are employees of the Company. Non-ISOs may be granted to any person, including, but not limited to, employees of the Company, independent agents, consultants, as the Compensation Committee believes has contributed, or will contribute, to the success of the Company. The Compensation Committee shall determine the exercise price of options granted under the Plan, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

         The term of each Option shall not be more than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by the Company's shareholders, no amendment or change in the Plan will be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements as to eligibility and participation in the Plan. No amendment, supervision or termination of the Plan shall, without the consent of an employee to whom an option shall heretofore have been granted, affect the rights of such employee under such option.

EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with each of Thomas F. Motter, Michael W. Stelzer, Robert W. Millar and John W. Hemmer and which commenced on January 1, 1998 and expire on January 1, 2003. The agreements require each employee to devote substantially all of his working time to the Company, provide that each of them may be terminated for "cause" (as provided in the agreements) and prohibit each of them from competing with the Company for two years following the termination of his employment agreement. The agreements provide for the payment of an initial base salary of $135,000 to Mr. Motter, $100,000 to Mr. Stelzer, $125,000 to Mr. Millar and $120,000 to Mr. Hemmer, and became effective as of January 1, 1998. In January 1998, Mr. Hemmer also received a bonus of 50,000 shares of common stock in recognition of the services previously rendered by him. The agreements provide for salary increases and bonuses as shall be determined at the discretion of the Board of Directors.

CHANGE OF CONTROL TERMINATION AGREEMENTS

         On September 14, 1998, the Company entered into a Change of Control Termination Agreement with each of Thomas F. Motter, Michael W. Stelzer, Robert
W. Millar and John W. Hemmer. The agreements are effective as of January 1, 1998 and continue in effect through December 31, 2002. However, beginning on December 31, 2002 and each December 31 thereafter, the term of each of the agreements shall automatically be extended for one additional year unless, no later than the preceding November 1, the Company shall have given notice that it does not wish to extend such agreement. If a change of control occurs during the original or any extended term of the agreement, the agreement shall continue in effect for a period of 12 months beyond the month in which the change of control occurred.

         The agreements provide that if there is a change of control of the Company, and provided there has been no termination of employment on account of death, disability, retirement or for cause, each of Messrs. Motter, Stelzer, Millar and Hemmer shall be entitled to receive the following benefits in the event their employment is terminated subsequent to the change of control:

         - payment of full base salary through the date of termination of employment at the rate in effect at the time of the change of control, plus all other amounts and benefits to which each is entitled under any compensation plan of Paradigm;

         - in lieu of any further salary payments for periods subsequent to the Termination Date, the Company shall pay a lump sum severance payment equal to 2.99 times the sum of the annual base salary in effect at the time of the change of control;

         -    payments of any deferred compensation, including deferred bonuses;

         - in lieu of shares of common stock issuable upon the exercise of outstanding options, an amount in cash shall be distributed equal to the product of the excess of the closing price of the shares as reported on the Nasdaq SmallCap Market on or nearest the Termination Date over the per share exercise price of each option times the number of shares covered by each such option; and

         - all legal fees and expenses incurred as a result of such termination including all fees and expenses incurred in contesting or disputing any termination of employment or seeking to obtain or enforce any right or benefit provided by the agreement.

         For the purposes of the agreement, a change of control shall have occurred if:

         - any person becomes a beneficial owner of 30% or more of the combined voting power of the then outstanding securities,

         - during any period of two consecutive years (not including any period prior to the execution of the agreement), individuals who at the beginning of the period constitute the Company's Board of Directors and any new director whose election by the Board or nomination for election by the shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election were previously so approved, cease for any reason to constitute a majority,

         - Paradigm enters an agreement resulting in the occurrence of a change of control of the Company,

         - the Board of Directors eliminates or otherwise reduces the authority, duties and/or responsibilities of the Executive Committee, or

         - the shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to it continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation, or the shareholders approve a plan of complete liquidation of the Company or as agreement for the sale or disposition by the Company of all or substantially all of its assets.

         If any of the events constituting a change of control of the Company shall occur, each of Messrs. Motter, Stelzer, Millar and Hemmer shall be entitled to the benefits set forth above on the subsequent termination of their employment during the term of the Agreements unless the termination is on account of death, disability, or retirement, by the Company for cause, or by such individuals other than for good reason. Termination for cause is defined in the agreement to include termination on the willful and continued failure to substantially perform their duties after a written demand for substantial performance is delivered to the Board of Directors, which demand specifically identifies the manner in which the board believes that they have not substantially performed their duties, or the willful engaging by such individuals in conduct that is demonstrably and materially injurious to the Company. No act, or failure to act, on their part shall be deemed "willful" pursuant to the agreement unless done, or omitted to be done, by such individuals not in good faith and without a reasonable belief that their action or omission was in the best interest of the Company. In addition, they shall not be deemed to have been terminated for cause unless or until they shall have been delivered a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board of Directors at a meeting called for such purpose.

         Under the terms of the agreements, each of Messrs. Motter, Stelzer, Millar and Hemmer are entitled to terminate their respective agreement for good reason. Good reason is defined in the Agreements to include:

         - the assignment of any duties inconsistent with their status and position immediately prior to a change in control, or substantial adverse alteration in the nature or status of their responsibilities and those in effect immediately prior to a change in control;

         - a reduction in their annual base salary as in effect on the date of this Agreement or as such salary may be increased from time to time except for across-the-board salary reductions similarly effecting all key employees of the Company and all key employees of any person in control of the Company;

         - their relocation to a location not within 25 miles of the Company's present executive offices;

         - the failure by the Company, without their consent, to pay to them any part of their current compensation, or to pay any part of an installment of deferred compensation under any deferred compensation program, within seven days of the date the compensation is due;

         - the failure by the Company to continue to effect any bonus which they were entitled or any compensation plan which they participated immediately prior to a change of control that is material to their total compensation, including the 1995 Stock Option Plan, 401(k) pretax retirement savings plan, and flexible benefit plan;

         - the failure of the Company to continue to provide them with benefits substantially similar to those enjoyed by them under the Company's life insurance, medical, health and accident, or disability plans which they are participating at the time of a change of control, and for the failure to continue to provide them with an automobile or allowance in lieu of it, if they were provided with such automobile or allowance in lieu of it at the time of a change of control; and

         - the failure of the Company to obtain a satisfactory agreement with any successor to assume and agree to perform the agreements.

PROFIT SHARING PLAN

         On February 16, 1996, the Company adopted a Profit Sharing Plan, under which an amount equal to 10% of the pretax profits will be set aside for the benefit of officers and key employees. This funding will be paid to the officers and key employees as follows: Thomas W. Motter, Chairman of the Board, President and Chief Executive Officer--30%; Robert W. Millar, Vice President of Engineering and Manufacturing--25%; John W. Hemmer, Chief Financial Officer and Treasurer--20%; and a pool of 25% to be allocated among the other officers and key employees as determined by the Compensation Committee and approved by the Board of Directors. This funding will only be paid if the qualified pretax profits exceed $10,000,000 for any fiscal year beginning October 1, 1996 and ending December 31, 2001. If the pretax profits reach $10,000,000 for any fiscal year, the entire pretax profits for that year will qualify for the funding. The plan expires at the end of its fifth fiscal year on December 31, 2001, when all funds held will be disbursed.

LIMITATION OF LIABILITY AND INDEMNIFICATION

         The Company reincorporated in Delaware in February 1996, in part, to take advantage of certain provisions in Delaware's corporate law relating to limitations on liability of corporate officers and directors. The Company believes that the reincorporation into Delaware, the provisions of its Certificate of Incorporation and Bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that it shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

RETIREMENT OF CHIEF FINANCIAL OFFICER

         On May 6, 1999, the Company's Board of Directors authorized an agreement to be entered into with John W. Hemmer, Vice President of Finance, Treasurer and Chief Financial Officer of the Company, regarding the remaining term of his Employment Agreement and the Change of Control Agreement. Under the terms of the proposed agreement, Mr. Hemmer's salary will continue until June 1, 1999, at which time his employment with the Company will terminate. Thereafter, Mr. Hemmer will become an independent consultant to the Company and receive an initial payment of $12,500 with annual payments of $25,000 being paid on January 2000 and each subsequent year for two additional years and the final payment in 2004 in the amount of $12,500, for a total consulting contract payment of $100,000. In addition, the Company is to issue Warrants to Mr. Hemmer to purchase 125,000 shares of Common Stock at an exercise price of $2.63 per share, with the underlying Common Stock to be registered in the Company's current registration statement. Finally, the Company is to issue Warrants to Mr. Hemmer to purchase 75,000 shares of Common Stock at the same exercise price as the Class A Warrants, or $7.50 per share. In consideration for the payments under the consulting contract and the Warrants to be issued to Mr. Hemmer, the Employment Agreement and the Change of Control Agreement with Mr. Hemmer will be canceled as of June 1, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information set forth herein describes certain transactions between the Company and certain affiliated parties. Future transactions, if any, will be approved by a majority of the disinterested members of the Company and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

         The Company subcontracts the manufacture of its Precisionist 3000 Plus-TM- and Precisionist Thirty Thousand-TM- Workstation-TM- to one of its shareholders, Zevex, Inc. which is located in Salt Lake City, Utah. On September 23, 1996, the Company entered into a Design, Engineering and Manufacturing Agreement with Zevex for the engineering and manufacture of the Workstation-TM-and Precisionist Thirty Thousand-TM-. As of December 31, 1998, Zevex has manufactured and delivered 39 systems. However, the agreement can be terminated at any time by the Company if Zevex fails for two consecutive quarters to timely fulfill the Company's purchase orders, or by Zevex if the Company fails to timely make the payments required by the agreement after having received a 20 day notice from Zevex demanding payment. Zevex is also under an exclusive contract with the Company, which expires September 23, 1999, that prohibits Zevex from manufacturing complete ultrasound or laser surgical systems for any other company, without permission. For the fiscal years ended December 31, 1997 and December 31, 1998, the Company purchased design and manufacturing services in the amounts of $1,070,000 and $48,663, respectively, from Zevex.

         On January 8, 1997, the Company subcontracted the subassembly of the laser module piece of the Photon-TM- Laser Phaco-TM- from Sunrise Technologies, Inc. During the 12 month period ending December 31, 1997, the Company purchased 10 laser module subassemblies for a total purchase price of $160,000, from Sunrise whose president was a member of the Company's Board of Directors at the time the manufacturing agreement was signed.

         The Photon-TM- LaserPhaco-TM- system is protected under a United States patent issued in 1987 to Daniel M. Eichenbaum, M.D. (U.S. Patent Number 4,694,828) for the utility and methods of laser ablation, aspiration and irrigation of tissue through a hand-held probe of a unique design and assigned to Photomed, a corporation owned in part by Dr. Eichenbaum. The Company secured the exclusive worldwide right to this patent shortly after its issue, and to the international patents pending, from Photomed by means of a License Agreement that entitled Dr. Eichenbaum to royalty payments equal to 1% of the proceeds from the net commercial sales of the Photon-TM- LaserPhaco-TM- system and accessories in all medical specialties. The License Agreement terminates July 7, 2003. The License Agreement was amended on December 5, 1997 to allow Photomed the right to conduct research, development and marketing utilizing the patent in certain medical sub-specialties other than ophthalmology for which we would receive royalty payments equal to 1% of the proceeds from the net sales of products utilizing the patent.

         Randall Mackey, a director of the Company from September 1995 to September 3, 1998, is President and a shareholder of the law firm of Mackey Price & Williams, which rendered legal services to the Company in connection with the Company's public offering and other corporate matters. Legal fees and expenses paid to Mackey Price & Williams for the fiscal year ended December 31, 1997 totaled $118,765. For the fiscal year ended December 31, 1998, the Company paid legal fees and expenses in the amount of $97,414. The Company also granted Mackey Price & Williams warrants to purchase 25,000 shares of Common Stock at an exercise price of $3.33 per share in partial payment for legal services relating to the Company's July 1996 public offering.

         Mr. Kolenik, a director of the Company since November 1997, is a former director of Win Capital, the placement agent for the Series C Convertible Preferred Stock offering. Under the terms of an agency agreement with Win Capital, the Company agreed to pay to Win Capital a commission equal to 9% of the aggregate purchase price of the shares sold, or $269,820. Win Capital was also paid a non-accountable expense allowance equal to 3% of the aggregate purchase price of the shares sold. The Company has also entered into an agreement with Win Capital dated August 20, 1997, wherein Win Capital agreed to perform unspecified investment banking services for the Company for a two year period, for which the Company agreed to pay Win Capital a monthly retainer of $2,000 for the first six months of the agreement, $4,000 per month for the second six months, and $6,000 per month for the remainder of the agreement. In an agreement entered into in February 1999, Win Capital agreed to accept $7,500 in cash plus $60,500 in Common Stock valued at the close of business the day prior to the initial close of the Series D Convertible Preferred stock offering in addition to a $50,000 finders fee as it related to that offering. In addition, the Company issued warrants to Win Capital to purchase 191,000 shares of Common Stock at an exercise price of $3.00 per share in connection with the investment banking agreement and additional warrants to purchase 100,000 shares of common stock at $3.00 per share for services rendered in the private placement of Series C Convertible Preferred Stock.

         Prior to the initial closing of the Series D preferred stock offering, the Company borrowed $75,000 from Cyn Del, of which Mr. Kolenik is President, a director and a shareholder, and $25,000 from Win Capital. The combined $100,000 loan bears interest at a rate of 10% per annum, is payable pro rata monthly, and is due on the 6-month anniversary of the loan. The Company issued to Cyn Del five-year warrants to purchase 105,000 shares of Common Stock and to Win Capital five-year warrants to purchase 35,000 shares of Common Stock both at an initial exercise price equal to the closing price of the Common Stock on the business day immediately prior to the issuance date of the warrants, or $2.30 per share, subject to adjustment according to the terms contained therein. The Company also entered into a one-year consulting agreement dated January 19, 1999, for Win Capital to provide financial consulting services to the Company in consideration for a fee of $5,000 per month for the term of the agreement.

         In addition, on April 23, 1999, the Company agreed to issue to Cyn Del five-year warrants to purchase 75,000 shares of Common Stock at an initial exercise price equal to $4.00 per share, upon the condition that Cyn Del exercises its warrants to purchase 105,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice that a Registration Statement has become effective registering the shares issuable upon the exercise of the warrants to purchase 105,000 shares of Common Stock at $2.30 per share. On April 23, 1999, the Company also agreed to issue to Win Capital five-year warrants to purchase 25,000 shares of Common Stock at an initial exercise price equal to $4.00 per share, upon the condition that Win Capital exercises its warrants to purchase 35,000 shares of Common Stock at $2.30 per share within 72 hours after receiving notice that a Registration Statement has become effective registering the shares issuable upon the exercise of the warrants to purchase 35,000 shares of Common Stock at $2.30 per share.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT OF 1934

         Section 16(a) of the Securiites Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of any class of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock. For fiscal 1998, David M. Silver, formerly a director of the Company, through an oversight, filed one late stock purchase transaction report covering one transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of March 31, 1999 for (i) each executive officer of the Company, (ii) each director, (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.

                                                                                        Percent of
Name and Address(1)                                            Number of Shares        Ownership(2)
---------------------------------------------------------------------------------------------------
Thomas F. Motter (3)(6)                                             520,000                 8.5%
Douglas MacLeod                                                     418,451                 6.9%
Robert W. Millar(4)(6)                                              336,105                 5.5%
Michael W. Stelzer(5)(6)                                             62,935                 1.0%
John W. Hemmer(5)(6)                                                 70,513                 1.2%
Robert L. Frome(7)                                                   56,857                 *
Patrick M. Kolenik(8)                                                 1,007                 *
Executive officers and directors
   as a group (6 persons)                                         1,047,417                17.2%
--------------------------------

*    Less than 1%.

(1) The address for Mr. Motter, Mr. Millar and Mr. Stelzer is c/o Paradigm Medical Industries, Inc., 1127 West 2320 South, Suite A, Salt Lake City, Utah 84119. The address for Mr. MacLeod is 1002 South 10th Street, Tacoma, Washington 98405. The address for Mr. Hemmer is 88 Meadow Road, Briarcliff Manor, New York 10510. The address for Mr. Frome is 505 Park Avenue, 16th Floor New York, New York 10022. The address for Mr. Kolenik is 35 Elizabeth Drive, Laurel Hollow, New York 11791.

(2) Assumes no exercise of the warrants described in this Prospects or any other warrants that the Company may have issued and no conversion of outstanding shares of the Company's Series A, Series B, Series C, and Series D Preferred Stock into Common Stock.

(3) Does not include options to purchase 143,450 shares of Common Stock granted to Mr. Motter under the 1995 Option Plan.

(4) Includes 2,000 shares held by William E. Millar, Mr. Millar's father, 10,000 shares held by Michael S. Millar, Mr. Millar's brother, and 100 shares to Nathan Glynn, Mr. Millar's nephew. Mr. Millar disclaims beneficial ownership of these 3,100 shares. Does not include options to purchase 121,450 shares of Common Stock granted to Mr. Millar under the 1995 Option Plan.

(5) Does not include option to purchase 57,450 shares of Common Stock granted to each of the two directors under the 1995 Option Plan.

(6) Does not include 250 shares of Series C Convertible Preferred Stock held by each of the four management directors.

(7) Does not include options to purchase 75,000 shares of Common Stock granted to Mr. Frome.

(8) Does not include 2,000 shares of Series C Convertible Preferred Stock held by Mr. Kolenik or options to purchase 75,000 shares of Common Stock granted to him.

     PROPOSED APPROVAL OF THE GRANTING OF STOCK OPTIONS TO OUTSIDE DIRECTORS

                                   PROPOSAL 2

         The proposal would approve the granting of stock options to purchase 75,000 shares of Common Stock at an initial exercise price of $4.00 per shares both to Patrick M. Kolenik and Robert L. Frome, the two outside directors of the Company. The options may be exercised at any time not later than September 16, 2003. The Company is required to register any shares of Common Stock issued upon the exercise of the options.

         The options contain provisions that protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The options are to be exercised by delivering to the Company payment of the purchase price of the shares to be purchased or by delivering shares of the Company's stock already owned by the holder and having a fair market value on the date of exercise equal to the exercise price of the option, or a combination of such shares and cash.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE GRANTING OF STOCK OPTIONS TO THE TWO OUTSIDE DIRECTORS.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                   PROPOSAL 3

         The independent public accounting firm of Tanner & Company has been the Company's independent accountants since fiscal year 1998. The Audit Committee has recommended and the Board of Directors has appointed Tanner and Company for purposes of auditing the consolidated financial statements of the Company for the fiscal year ending December 31, 1999. It is anticipated that representatives of Tanner and Company will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire, and to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF TANNER & COMPANY AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999.

                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, excluding certain exhibits thereto, as filed with the Securities and Exchange Commission. Written requests for such information should be directed to Michael W. Stelzer, Chief

Operating Officer, Chief Financial Officer, Treasurer and Secretary, Paradigm Medical Industries, Inc., 1772 West 2300 South, Salt Lake City, Utah 84119.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. However, if any other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the accompanying Proxy to vote the shares they represent on such business in accordance with their best judgment. In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed Proxy and date, sign and return it promptly in the postage pre-paid envelope provided. The signing and delivery of a Proxy by no means prevents you from attending the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ Michael W. Stelzer
                                          ------------------------
                                          Michael W. Stelzer, Esq.
                                          Corporate Secretary

June 11, 1999

                       PARADIGM MEDICAL INDUSTRIES, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 26, 1999
                     THIS PROXY SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS OF
                       PARADIGM MEDICAL INDUSTRIES, INC.

The undersigned hereby appoints Thomas F. Motter and Robert W. Millar or either of them, each with full power of substitution, as proxies to vote at the Annual Meeting of Shareholders to be held on Monday, July 26, 1999, beginning at 10:00 a.m., local time, in the DoubleTree Hotel, 255 South West Temple, Salt Lake City, Utah, and at all adjournments thereof, all shares of common stock which the undersigned would be entitled to vote on matters set forth below, if personally present:

1.  ELECTION OF DIRECTORS, NOMINEES: THOMAS F. MOTTER, ROBERT W. MILLAR, MICHAEL
    W. STELZER, JOHN W. HEMMER, PATRICK M. KOLENIK, ROBERT L. FROME AND STEVEN
    J. BAYERN.

/ / FOR all nominees listed (except as indicated in writing to the contrary below)

/ /  WITHHOLD AUTHORITY to vote for all nominees listed below

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name here:

---------------------------------------------------------------------

2.  APPROVAL OF THE GRANTING OF STOCK OPTIONS TO THE OUTSIDE DIRECTORS.

/ /  FOR                / /  AGAINST                / /  ABSTAIN

3. RATIFICATION OF APPOINTMENT OF TANNER & COMPANY AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999.

/ /  FOR                / /  AGAINST                / /  ABSTAIN

4. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

---------------------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, AND 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment(s) thereof.

Dated
---------------------------------------------------------, 1999
---------------------------------------------------------------------
Signature

---------------------------------------------------------------------

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder's name appears hereon and returned promptly. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property; both should sign. If a corporation, please sign in full corporation name by the President or by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.)